Exhibit 99.2

Investor Contacts:	Melissa Rose
410-953-1218

Bill Forrest
Gleacher Partners, LLC
212-418-4200

Media Contact:

Erin Somers

410-953-2405

MAGELLAN HEALTH SERVICES SECURES IMPROVED

EQUITY INVESTMENT COMMITMENT

- Onex Corporation Commits to $150 Million Equity Investment, Replacing Prior $50 Million Commitment
by Certain Creditors -

- Magellan Expects No Change in Timing of Chapter 11 Emergence -

COLUMBIA, Md. – May 28, 2003 – Magellan Health Services, Inc. (OCBB: MGLH) today announced that it has secured a commitment from Onex Corporation to provide Magellan with an equity investment of $150 million upon consummation of its Chapter 11 reorganization.  Upon approval by the U.S. Bankruptcy Court for the Southern District of New York, the new commitment will replace a previous $50 million equity commitment from certain unsecured creditors, thereby providing reorganized Magellan with a stronger balance sheet and greater financial flexibility than it would have had under the prior equity commitment.

Onex has further agreed to purchase an additional $50 million of equity in reorganized Magellan to fund cash payments to holders of certain general unsecured claims who elect to receive cash in lieu of a portion of the common stock that they would otherwise receive under the Company’s existing Plan of Reorganization.

Magellan stated that, upon approval of the Onex commitment by the Bankruptcy Court, it will amend its Plan of Reorganization (the “Plan”) and Disclosure Statement to reflect the Onex commitment, and it continues to believe that it will emerge from Chapter 11 by the end of September 2003.  The Onex equity commitment has the support of the Official Committee of Unsecured Creditors appointed in its Chapter 11 case and Magellan’s largest customer, Aetna.  Magellan stated that the other provisions of its Plan will remain largely unchanged and that it continues to expect that upon emergence from Chapter 11, Magellan’s more than $1 billion of overall indebtedness will be reduced by approximately $500 million.

Steven J. Shulman, chief executive officer of Magellan Health Services, stated, “The commitment by Onex to invest in Magellan is a tremendous vote of confidence in our Company and our future.  With the substantially larger equity investment, Magellan will have an even stronger financial foundation when we exit Chapter 11.

“We also are fortunate to gain a valuable partner in Onex, which has a very successful track record of identifying sound businesses in attractive markets and providing long-term strategic support to enhance their value.  I am gratified that the dedicated efforts of Magellan’s employees and the great potential of Magellan’s business have earned the strong support of Onex.  I also appreciate the support of our creditors who provided our initial equity commitment.  Their support for Magellan helped enable us to secure this improved transaction,” Mr. Shulman concluded.

Robert LeBlanc, managing director of Onex Corporation, stated, “Magellan is the market leader in managed behavioral health care, and its management is working aggressively to capitalize on excellent opportunities to operate more efficiently, provide greater value to customers, providers and members, and expand its business.  We are very pleased to be investing in and partnering with Magellan and its management team.”

“Onex’s commitment to make a large equity investment in Magellan confirms our view that Magellan has an attractive business, and gives us even greater confidence that Magellan will deliver on its potential,” said Saul E. Burian, director of Houlihan Lokey Howard & Zukin, which is the financial advisor to the Official Committee of Unsecured Creditors.

Summary Terms of the Onex Equity Commitment

The Onex equity commitment contains three principal components.  First, Onex will invest $100 million in reorganized Magellan in exchange for new equity that will represent approximately 29.9% of the outstanding common equity of reorganized Magellan.  Second, Onex has agreed to purchase $50 million of equity of reorganized Magellan to the extent such equity is not purchased by the Company’s general unsecured creditors or holders of note claims, who will be offered such equity by the Company under the Plan.  The equity issued pursuant to this rights offering will equal approximately 14.9% of the equity of reorganized Magellan.

Under the third component of the Onex commitment, the Plan will be amended to provide holders of unsecured claims the opportunity to elect to receive cash in lieu of a portion of the shares of reorganized Magellan that they would otherwise be entitled to receive, up to a maximum of $50 million for the class (the “Cash Option”).  Those holders who elect the Cash Option will receive their pro rata share of up to $50 million in cash, which will reduce their distribution of common stock in reorganized Magellan by a number of shares that is equal in value to the cash received, based upon an equity valuation of reorganized Magellan of $150 million.  This cash payment of up to $50 million will be funded by Onex and by general unsecured creditors and holders of note claims who wish to participate in purchasing such shares.

Of the total investment of $150 million in the Company, at least $25 million will be used under the Plan to make a cash distribution to holders of general unsecured claims and holders of the Company’s senior notes in lieu of distributing to them new senior subordinated notes of reorganized Magellan.  This cash distribution will reduce on a dollar for dollar basis the principal amount of such new senior subordinated notes that otherwise would have been distributed under the Plan.  The proceeds of the $150 million equity investment not used to reduce debt will be available to the Company for general corporate purposes.

If creditors elect to receive $50 million in cash under the Cash Option and no creditors elect to participate in the rights offering or to purchase equity in connection with the Cash Option, Onex would make a total equity investment of $200 million in equity of reorganized Magellan.  If no creditors elect the Cash Option and creditors participate fully in the rights offering by investing $50 million in the Company, Onex’s total investment would be $100 million.

Under the Onex commitment, the equity Onex acquires initially will have 50% of the voting rights with respect to matters to be voted on by common equity holders.  Onex also will have the right to elect three of the seven directors of reorganized Magellan, common equity holders other than Onex will have the right to elect two directors, and all common equity holders voting together (with Onex having 50% of the vote) will have the right to elect two directors.  Onex’s voting rights will not be transferable upon the sale of any of its shares, and Onex will be subject to certain minimum equity ownership thresholds and mandatory conversion triggers, as detailed in the commitment letter.

The Onex commitment is subject to certain conditions as set forth in the commitment letter, including approval by the Bankruptcy Court having jurisdiction over Magellan’s Chapter 11 case.   The implementation of the investment by Onex and the effectiveness of Magellan’s restructuring are conditioned on confirmation and consummation of the Plan in accordance with the U.S. Bankruptcy Code.

Gleacher Partners LLC is serving as financial advisor to Magellan Health Services, and Weil, Gotshal & Manges LLP is bankruptcy counsel to Magellan Health Services.

About Onex

Onex Corporation is a diversified company with annual consolidated revenues of approximately $23 billion and consolidated assets of approximately $18 billion. Onex is one of Canada’s largest companies with global operations in service, manufacturing and technology industries. Its subsidiaries include Celestica Inc., Loews Cineplex Entertainment Corporation, ClientLogic Corporation, Lantic Sugar Limited, Rogers Sugar Ltd., Dura Automotive Systems, Inc., J.L. French Automotive Castings, Inc., Bostrom Holdings, Inc., InsLogic Corporation, Performance Logistics Group, Inc., Radian Communication Services Corporation and Galaxy Entertainment Inc. Onex shares trade on the Toronto Stock Exchange under the stock symbol OCX.

About Magellan

Headquartered in Columbia, Md., Magellan Health Services (OCBB: MGLH), is the country’s leading behavioral managed care organization, with approximately 65 million covered lives. Its customers include health plans, corporations and government agencies.

Safe Harbor Statement

Certain of the statements made in this document including the success of any restructuring constitute forward looking statements contemplated under the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward looking statements including: the ability of the Company to obtain the consent of the Bankruptcy Court for the transactions referred to above, the ability to obtain the acceptances from its creditors necessary to consummate the proposed restructuring, the Company’s obtaining Bankruptcy Court approval of a disclosure statement related to the Plan of Reorganization and any other needed approvals, and confirmation and consummation of the Proposed Plan of Reorganization, service issues arising with certain customers, terminations by customers, operating results or cash flows differing from those contemplated or implied by such forward looking statements, the impact of new or amended laws or regulations, governmental inquiries, outcome of ongoing litigation, interest rate increases, unanticipated increases in the costs of care and other factors. Any forward looking statements made in this document are also qualified in their entirety by these risks and the complete discussion of risks set forth under the caption “Cautionary Statements” in Magellan’s Annual Report on Form 10-K/A for the year ended September 30, 2002 filed with the Securities and Exchange Commission on January 23, 2003.

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